Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Lazard Ltd on Form S-1 of our report dated March 14, 2005 related to the consolidated financial statements of Lazard LLC appearing in the Prospectus, which is part of the Registration Statement (File No. 333-121407), and of our report dated March 14, 2005 relating to the financial statement schedule appearing elsewhere in that Registration Statement.

We also consent to the reference to us under the headings “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

May 4, 2005